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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                             KEY FOUR CORNERS, INC.

                             KEY ENERGY GROUP, INC.

                              COLEMAN OIL & GAS CO.

                             BIG A WELL SERVICE CO.

                               SUNCO TRUCKING CO.

                             JUSTIS SUPPLY CO., INC.

                                       AND

                                GEORGE E. COLEMAN






                                SEPTEMBER 2, 1997



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                                TABLE OF CONTENTS

                                                                          Page


Article 1

PURCHASE AND SALE OF ASSETS..................................................v
1.1.     Purchase and Sale of the Assets.....................................v
1.2.     Consideration for Assets............................................3
1.3.     Post-Closing Adjustment with Respect to Sellers' Net Value..........3
1.4.     Assumption of Liabilities...........................................4
1.5.     Time and Place of Closing...........................................4

Article 2

REPRESENTATIONS AND WARRANTIES...............................................4
2.1.     Representations and Warranties of the Sellers, COG and Coleman......4
         2.1.1.   Organization and Good Standing.............................4
         2.1.2.   Agreements Authorized and their Effect on Other
                  Obligations................................................4
         2.1.3.   Subsidiaries...............................................5
         2.1.4.   Liabilities................................................5
         2.1.5.   Contracts..................................................5
         2.1.6.   Title to and Condition of Assets...........................5
         2.1.7.    Licenses and Permits......................................6
         2.1.8.   Intellectual Property......................................6
         2.1.9.   Financial Statements.......................................6
         2.1.10.           Additional Information............................7
         2.1.11.           Absence of Certain Changes and Events.............8
         2.1.12.           Assets; Necessary Consents........................9
         2.1.13. Environmental Matters.......................................9
         2.1.14.           Employee Benefit Plans; Labor Issues.............10
         2.1.15.           Investigations; Litigation.......................11
         2.1.16.           Absence of Certain Businesses Practices..........11
         2.1.17.           Solvency.........................................11
         2.1.18.           Untrue Statements................................11
         2.1.19.           Transactions with Management.....................11
         2.1.20.           Compliance with Other Laws.......................12
         2.1.21.           Taxes............................................12
         2.1.22.           Finder's Fee.....................................12
2.2.     Investment Representations.........................................12
         2.2.1.   Sellers' Investment Suitability and Related Matters.......12
         2.2.2.    Key Shares Not Registered................................13
         2.2.3.   Reliance on Representations...............................13
         2.2.4.   Investment Intent.........................................13
         2.2.5.   Permitted Resale..........................................13


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         2.2.6.   Investor Sophistication...................................13
         2.2.7.   Availability of Information...............................13
         2.2.8.    Restrictive Legends......................................13
2.3.     Representations and Warranties of Buyer............................14
         2.3.1.  Organization and Good Standing.............................14
         2.3.2.  Agreement Authorized and its Effect on Other Obligations...14
         2.3.3.  Necessary Consents.........................................14
         2.3.4.  Investigations.............................................14
2.4.     Representations and Warranties of Key..............................14
         2.4.1.   Organization and Standing.................................15
         2.4.2.   Agreement Authorized and its Effect on Other Obligations..15
         2.4.3.   Capitalization............................................15
         2.4.4.   Reports and Financial Statements..........................16
         2.4.5.   Absence of Certain Changes and Events.....................16
         2.4.6.    Compliance with Other Laws...............................17
         2.4.7.   Necessary Consents........................................17
         2.4.8.            Investigations; Litigation.......................17

Article 3

OBLIGATIONS PENDING CLOSING DATE............................................17
3.1.  Agreements of the Sellers, COG and Coleman............................17
                  3.1.1.  Maintenance of Present Business...................17
                  3.1.2.  Maintenance of Properties.........................17
                  3.1.4.   Compliance with Law..............................18
                  3.1.5.   Prohibition of Certain Contracts.................18
                  3.1.6.   Prohibition of Loans.............................18
                  3.1.7.   Prohibition of Certain Commitments...............18
                  3.1.8.   Disposal of Assets...............................18
                  3.1.9.   Maintenance of Insurance.........................18
         3.1.10.           No Amendment to Charter Documents and
                           Related Matters..................................18
         3.1.11.           No Issuance, Sale, or Purchase of Securities.....18
         3.1.12.           Prohibition on Dividends.........................18
                  3.1.13.  Notice of Material Developments..................18
         3.1.14.  Acquisition Proposals.....................................19
3.2.     HSR Compliance.....................................................19

Article 4

CONDITIONS PRECEDENT TO OBLIGATIONS.........................................19
4.1.  Conditions Precedent to Obligations of Sellers, COG and Coleman.......19
         4.1.1.  Representations and Warranties of Buyer and Key True
                 at Closing Date............................................19
         4.1.2.  No Material Litigation.....................................19
         4.1.3.  Opinion of Buyer's and Key's Counsel.......................20
         4.1.4.   HSR.......................................................20


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         4.1.5.   Listing of Key Shares.....................................20
         4.1.6.  Consent of Certain Parties in Privity With Buyer...........20
4.2.  Conditions Precedent to Obligations of Buyer and Key..................20
         4.2.1.  Representations and Warranties of the Sellers, COG
                 and Coleman True at Closing Date...........................20
         4.2.2.  No Material Litigation.....................................21
         4.2.3.  Opinion of Counsel.........................................21
         4.2.4.  HSR........................................................21
         4.2.5.  Consent of Certain Parties in Privity with the Sellers,
                 COG or Coleman.............................................21
         4.2.6.            Assignment of Contracts and Issuance of Permits..21
         4.2.7.  Environmental Assessments..................................21
         4.2.8.   Real Estate Transaction...................................22
         4.2.9.   Employment and Non-Competition Agreement..................22
         4.2.10.           Leases...........................................22

Article 5

TERMINATION AND ABANDONMENT.................................................22
5.1.  Termination...........................................................22
         5.1.1.  By Mutual Consent..........................................22
         5.1.2.  By Buyer Because of Failure to Perform Agreements or
                           Conditions Precedent.............................22
         5.1.3.  By the Sellers Because of Failure to Perform Agreements or
                           Conditions Precedent.............................22
         5.1.4.  By Buyer or by the Sellers Because of Legal Proceedings....22
         5.1.5.  By Buyer Because of a Material Adverse Effect..............23
         5.1.6.  By Buyer or by the Sellers if No Closing by
                 November 1, 1997...........................................23
5.2.  Effect of Termination.................................................23
5.3.  Waiver of Conditions..................................................23
5.4.  Expense on Termination................................................23

Article 6

ADDITIONAL AGREEMENTS.......................................................23
6.1.     Noncompetition.....................................................23
6.2.     Employees..........................................................24
6.3.     Allocation of Purchase Price.......................................24
6.4.     Name Change........................................................25
6.5.     Further Assurances Relating to the Real Estate.....................25
6.6.     Further Assurances.................................................25



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Article 7

INDEMNIFICATION.............................................................25
7.1.     Indemnification by the Sellers, COG and Coleman....................25
7.2.     Indemnification by Buyer and Key...................................26
7.3.     Indemnification Procedure..........................................26
7.4.     Limitation on Indemnification......................................27

Article 8

MISCELLANEOUS...............................................................27
8.1.     Materiality........................................................27
8.2.     Survival of Representations, Warranties and Covenants..............27
8.3.     Entirety...........................................................28
8.4.     Counterparts.......................................................28
8.5.     Notices and Waivers................................................28
8.6.     Captions...........................................................28
8.7.     Successors and Assigns.............................................28
8.8.     Severability.......................................................29
8.9.     Applicable Law.....................................................29



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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of September 2, 1997 among, Key Four Corners, Inc., a Delaware corporation ("BUYER"); Key Energy Group, Inc., a Maryland corporation ("KEY"); Big A Well Service Co. ("BIG A"), Sunco Trucking Co. ("SUNCO"), and Justis Supply Co., Inc. ("JUSTIS"), each of which is a New Mexico corporation and all of which are collectively referred to in this Agreement as the "SELLERS;" Coleman Oil & Gas Co., a New Mexico corporation and sole shareholder of each of the Sellers ("COG"); and George E. Coleman, a resident of Farmington, New Mexico, and principal shareholder of COG ("COLEMAN").

                              W I T N E S S E T H:

         WHEREAS, the respective Sellers are engaged in the business of (i) providing oil and gas well services, including workovers, plugging and abandonment and completion, (ii) oil field fluid sales, (iii) providing oil field fluid services, including transportation, storage and disposal, (iv) providing oil field equipment transportation and storage services, (v) oil field, industrial and mining equipment and supplies sales, (vi) operating a fabrication, repair and machine shop and (vii) conducting oil and gas well drilling operations (collectively the "BUSINESSES");

         WHEREAS, COG is the owner of certain real property and improvements located at 815 and 821 East Main Street, Farmington, New Mexico (the "REAL ESTATE"), and as of the date hereof, COG and the Buyer have entered into a Real Estate Purchase and Sale Agreement (the "REAL ESTATE CONTRACT") with respect to the acquisition by Buyer of the Real Estate; and

         WHEREAS, Sellers desire to sell to the Buyer, and Buyer desires to purchase from Sellers, substantially all of the assets of each of the Sellers on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1. Purchase and Sale of the Assets. Subject to the terms and conditions set forth in this Agreement, the Sellers hereby agree to sell, convey, transfer, assign and deliver to Buyer all of the assets of the Sellers other than the Excluded Assets (defined below), whether real, personal, tangible or intangible, including, without limitation, the following assets of the Sellers relating to or used or useful in the operation of the Businesses, except for additions or deletions thereto which occur between the date hereof and the Closing Date in the ordinary course of Sellers' businesses and are disclosed to Buyer on or before the Closing Date:




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                  (a) all tangible personal property of the Sellers (such as machinery, equipment, leasehold improvements, furniture and fixtures, and vehicles), including, without limitation, that which is more fully described on Schedule 1.1(a) hereto (collectively, the "TANGIBLE PERSONAL PROPERTY");

                  (b) all of the inventory of Sellers, including without limitation, that which is more fully described on Schedule 1.1(b) hereto (collectively, the "INVENTORIES");

                  (c) all of the Sellers' intangible assets, including without limitation, (i) all of the Sellers' rights to the names under which they are incorporated or under which they currently conduct their respective Businesses, (ii) all of the Sellers' rights to any patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, and copyrights and written know-how, trade secrets, licenses and sublicenses and all other similar proprietary data and the goodwill associated therewith (collectively, the "INTELLECTUAL PROPERTY") used or held in connection with the Businesses, including without limitation, that which is more fully described on Schedule 1.1(c) hereto (the "SELLERS' INTELLECTUAL PROPERTY") and (iii) the Sellers' phone numbers and all of their account ledgers, sales and promotional literature, computer software, books, records, files and data (including customer and supplier lists), and all other records of the Sellers relating to the Assets or the Business (collectively, the "INTANGIBLES");

                  (d) those leases, subleases, contracts, contract rights, and agreements of the Sellers relating to the Assets or the operation of the Businesses specifically listed on Schedule 1.1(d) hereto (collectively, the "CONTRACTS");

                  (e) all of the permits, authorizations, certificates, approvals, registrations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, orders, licenses and other rights of every kind and character (collectively, the "PERMITS") of the Sellers relating principally to all or any of the Assets or to the operation of the Businesses, including, but not limited to, those that are more fully described on Schedule 1.1(e) hereto (collectively, the "SELLERS' PERMITS");

                  (f) the goodwill and going concern values of the Sellers relating to the Businesses;

                  (g) the working capital of the Sellers as described on
         Schedule 1.1(g); and

                  (h) all other or additional privileges, rights, interests, properties and assets of the Sellers of every kind and description and wherever located that are used in the Businesses or intended for use in the Businesses in connection with, or that are necessary for the continued conduct of, the Businesses.

         The purchased assets shall not include the following (collectively, the "EXCLUDED ASSETS"): (i) all assets in possession of the Sellers but owned by third parties; (ii) the assets listed


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on Schedule 1.1(a)-2; (iii) the corporate charter, related organizational documents and minute books of the Sellers; and (iv) the consideration paid or payable by Buyer to Sellers pursuant to Section 1.2 hereof. The assets purchased and sold pursuant to this Agreement are collectively referred to herein as the "ASSETS."

         1.2. Consideration for Assets. As consideration for the sale of the Assets and for the other covenants and agreements of COG, Sellers and Coleman contained herein and subject to adjustments pursuant to Section 1.3, Buyer agrees to pay to Sellers on the Closing Date, an aggregate purchase price (the "PURCHASE PRICE") of (i) $26,993,000 ($28,000,000 less cash paid for Real Estate) in immediately available funds to accounts designated by the Sellers (the "CASH CONSIDERATION") and (ii) 125,000 shares of the common stock, par value $.10 per share, of Key (the "KEY SHARES"), subject to appropriate adjustment for any share split or combination in the common stock of Key during the period between the date hereof and the Closing Date.

         The aggregate Purchase Price payable hereunder shall be paid among the Sellers in accordance with Schedule 1.2, provided that the Cash Consideration portion of the Purchase Price shall be adjusted pursuant to Section 1.3.

         1.3. Post-Closing Adjustment with Respect to Sellers' Net Value. Within 45 days after the Closing Date, Buyer shall provide to Sellers a schedule setting forth the Sellers' Net Value (as hereinafter defined) as of the Closing Date. If Sellers' Net Value is greater than $6,901,449, then Buyer shall reimburse Sellers in cash the amount which equals the Sellers' Net Value at the Closing Date less $6,901,449. If the Sellers' Net Value at the Closing Date is less than $6,901,449, then Sellers, COG and Coleman jointly and severally agree to pay to Buyer an aggregate amount in cash equal to $6,901,449 minus the Sellers' Net Value at the Closing Date. Sellers shall have 30 days after receipt of the schedule setting forth the Sellers' Net Value calculation to object to the same; if no such objection is made, such net value calculation by Buyer shall be deemed accepted by each of the Sellers, and the required payment shall be made within ten days thereafter. If any of the Sellers object to the Sellers' Net Value calculation, then the parties agree to mutually cooperate in reaching agreement with respect thereto. If no such agreement can be reached within 90 days after the Closing Date, then the parties agree that either party may submit the dispute to an independent accounting firm mutually acceptable to Buyer and the Sellers, whose determination shall be made not later than 120 days after the Closing Date and whose determination shall be binding on all the parties hereto. All charges of such accounting firm and other expenses directly incurred in making such determination shall be borne 50% by the Buyer and 50% by the Sellers.

         For purposes hereof, the Sellers' Net Value shall mean with respect to a given date (i) the sum of (1) the amount by which (A) the total current assets plus the other assets (less amounts due from affiliates or officers) exceeds (B) the total current liabilities plus the total long-term liabilities (less accrued or deferred income taxes and amounts due affiliates or officers), plus (2) total funds expended for the purchase of capital equipment during the period between



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March 31, 1997 and the Closing Date in accordance with Section 3.1.7. Schedule
3.1 hereto shows the computation of Sellers' Net Value as of March 31, 1997, based on the information contained in the Sellers' Financial Statements.


         Any amount payable to Sellers under this Section 1.3 shall be paid among the Sellers in accordance with the ratio which (i) the portion of the Cash Consideration allocated to each Seller under Section 1.2 bears to (ii) the total amount of the Cash Consideration.

         1.4. Assumption of Liabilities. On the Closing Date, Buyer shall assume those, and only those, liabilities and obligations of the Sellers hereinafter listed and defined as the "ASSUMED LIABILITIES." For purposes of this Agreement, "Assumed Liabilities" means (i) all items comprising each account balance under the captions "Current Liabilities" or "Long Term Liabilities" on the March 31, 1997 unaudited balance sheet and (ii) liabilities incurred by the Sellers in the ordinary course of business subsequent to the Balance Sheet Date for the account or benefit of Buyer or, of the property, other assets and businesses of the Sellers to be transferred to Buyer pursuant to this Agreement; provided, however, the Assumed Liabilities shall not include any Excluded Liabilities. As used herein, the term "EXCLUDED LIABILITIES" means (a) all liabilities of any of the Sellers which are not "Assumed Liabilities," (b) any and all federal and state income tax liability of any of the Sellers, COG or Coleman (c) any and all intercompany accounts and (d) all attorneys' and accountants' fees and expenses and any other fees and expenses incurred by the Sellers, COG or Coleman in connection with transactions contemplated hereby.

         1.5. Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall be at the offices of Laflin, Lieuwen, Tucker, Pick & Heer, P.A. located at 6400 Uptown Boulevard, Northeast, Suite 600 West, Albuquerque, New Mexico 87110, on the second business day following the satisfaction by all parties hereto of all of the conditions to the Closing or as soon as practicable thereafter (the "CLOSING DATE").

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of the Sellers, COG and Coleman. Except as disclosed on Schedule 2.1 (which shall identify the applicable Section reference of this Agreement to which such disclosure relates), each of the Sellers, COG and Coleman, jointly and severally, represent and warrant to Buyer as follows:

                  2.1.1. Organization and Good Standing. Each of COG and the Sellers are corporations duly organized, validly existing and in good standing under the laws of their respective states of organization, have full requisite corporate power and authority to carry on their businesses as they are currently conducted, and to own and operate the properties currently owned and operated by them, and are duly qualified or licensed to do business and are in good standing as foreign


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         corporations authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the businesses conducted by them would make such qualification or licensing necessary.

                  2.1.2. Agreements Authorized and their Effect on Other Obligations. The execution and delivery of this Agreement have been authorized by all necessary corporate, shareholder and other action on the part of each of COG and the Sellers, and this Agreement is the valid and binding obligation of each of COG, the Sellers and Coleman enforceable against each of such parties in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting rights of creditors generally and subject to normal equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the charter or bylaws (or other organizational documents) of any of COG, the Sellers or Coleman, (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which any of COG, the Sellers or Coleman is a party or by which any of COG, the Sellers or Coleman or their respective properties are bound; or (iii) any provision of any law, rule, regulation, order, permit, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator, or other governmental authority to which any of COG or the Sellers or any of their respective properties are subject.

                  2.1.3. Subsidiaries. None of the Sellers has any subsidiary corporations or any interest in any other organization, incorporated or unincorporated, partnership or any other entity of any type.

                  2.1.4. Liabilities. The Sellers do not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, or have any knowledge of any potential liabilities or obligations that would materially and adversely affect the value and conduct of the Businesses by the Buyer or the Assets, other than those (i) reflected or reserved against in the March 31, 1997 unaudited balance sheet of the Sellers or (ii) incurred in the ordinary course of business since March 31, 1997.

                  2.1.5. Contracts. Schedule 1.1(d) hereto sets forth a true, complete and accurate list of all material Contracts of the Sellers, including leases under which the Sellers are lessor or lessee, which relate to the Assets or the Businesses and are to be performed in whole or in part after the date hereof. All of the material Contracts are in full force and effect, and constitute valid and binding obligations of the Sellers. The Sellers are not, and no other party to any of the Contracts is, in default thereunder, and no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a default thereunder. No material Contract has been entered into on terms that could reasonably be expected to have an adverse effect on the use of the Assets or the Businesses by Buyer. None of COG, the Sellers or Coleman has received any information which


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         would cause any of such parties to conclude that any customer of the
         Sellers will (or is likely to) cease doing business with Buyer (or its successors) as a result of the consummation of the transactions contemplated hereby. All of the Contracts set forth on Schedule 1.1(d), other than the leases to be entered into pursuant to Section 4.2.10, are assignable (and as of the Closing Date will be validly assigned) to Buyer without the consent of any other party thereto, other than consents obtained no later than the Closing Date.

                  2.1.6. Title to and Condition of Assets. The Sellers have good, indefeasible and marketable title to all of the Assets, free and clear of any Encumbrances (defined below). All of the Assets are in a state of good operating condition and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations. All of the Assets materially conform to all applicable laws governing their use. No notice of any violation of any law, statute, ordinance, or regulation relating to any of the Assets has been received by any of the Sellers, COG or Coleman, except such as have been fully complied with. For purposes of this Agreement, the term "ENCUMBRANCES" means all liens, security interests, pledges, mortgages, deeds of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, privileges, equities, easements, rights of way, limitations, reservations, restrictions, and other encumbrances of any kind or nature.

                  2.1.7. Licenses and Permits. Schedule 1.1(e) hereto sets forth a true, complete and accurate list of all Permits material to the Businesses and the operation, maintenance and use of the Assets in the manner in which they are now being operated, maintained and used. Each of the Sellers' Permits and the Sellers' rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by the respective Sellers subject to administrative powers of regulatory agencies having jurisdiction. Each of the Sellers is in material compliance in all respects with the terms of each of the Sellers' Permits. None of the Sellers' Permits have been, or to the knowledge of any of the Sellers, COG or Coleman, are threatened to be, revoked, canceled, suspended or modified. Upon consummation of the transactions contemplated hereby, all of the Sellers' Permits that are assignable without the consent of any governmental or other agency shall be assigned to the Buyer, and Buyer's rights with respect thereto will be valid and subsisting in full force and effect, and enforceable by Buyer subject only to the administrative powers of regulatory agencies having jurisdiction over the assigned Sellers' Permits.

                  2.1.8. Intellectual Property. Schedule 1.1(c) hereto sets forth a true, complete and accurate list of all Intellectual Property material to the continued conduct of the Businesses. The Sellers' Intellectual Property is owned or licensed by the Sellers free and clear of any Encumbrances. The Sellers have not granted to any other person any license to use any Sellers' Intellectual Property. Neither the Sellers, COG nor Coleman has received any notice of infringement, misappropriation, or conflict with the intellectual property rights of others in connection with the use by the Sellers of the Sellers' Intellectual Property.



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

                  2.1.9. Financial Statements. The Sellers have delivered to Buyer copies of certain unaudited financial statements of the Sellers, copies of which are attached hereto as Schedule 2.1.9 (collectively, the "SELLERS' FINANCIAL STATEMENTS") as of and for the five months ended March 31, 1997 (the "BALANCE SHEET DATE"). The Sellers' Financial Statements are true, correct and complete in all material respects and present fairly and fully the financial condition of the Sellers as of the dates and for the periods indicated thereon, and have been prepared in accordance with generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants ("GAAP") applied on a consistent basis, except as noted therein. Each of the Sellers' Financial Statements include all adjustments which are necessary for a fair presentation of the applicable Seller's results for that period. The inventories of the Sellers reflected in the Sellers' Financial Statements, or which have thereafter been acquired by the Sellers, consist of items of a quality and quantity salable in the normal course of the applicable business. The values at which such inventories are carried are in accordance with GAAP applied on a consistent basis, and are consistent with the normal inventory level and practices of the Sellers with respect to the Businesses.

                  2.1.10.  Additional Information.  Attached as Schedule
         2.1.10.1 through and including Schedule 2.1.10.13 are true, complete and correct lists of the following items (such schedule may refer to the disclosures contained in the schedules delivered pursuant to Section 1.1):

                           2.1.10.1. Real Estate.  All real property and
                  structures thereon currently owned or leased or subject to a contract of purchase and sale, or lease commitment, by any of the Sellers, with a description of the nature and amount of any Encumbrance thereto;

                           2.1.10.2. Machinery and Equipment. All machinery,
                  transportation equipment, tools, equipment, furnishings and fixtures (excluding such items as did not have a cost basis of $500 or more at their respective dates of acquisition by any of the Sellers) owned, leased or subject to a contract of purchase and sale, or lease commitment, by any of the Sellers, with a description of the nature and amount of any Encumbrances thereon;

                           2.1.10.3. Inventory. All inventory items or groups
                  of inventory items owned by any of the Sellers, together with the amount of any Encumbrances thereon;

                           2.1.10.4. Receivables. All accounts and notes
                  receivable of the Sellers, together with (i) an appropriate invoice date and due date aging schedule, (ii) the amounts provided for as an allowance for bad debts, (iii) the identity and location of any asset in which any of the Sellers holds a security interest to secure payment of the underlying indebtedness and (iv) a description of the nature and amount of any Encumbrances on such accounts and notes receivable;

                           2.1.10.5. Payables.  All accounts and notes payable
                  of the Sellers, together with an appropriate aging schedule;

                           2.1.10.6. Insurance.  All insurance policies or
                  bonds, including title insurance policies, with respect to the Sellers, including those covering its properties
                  (real or personal), buildings, machinery, equipment, fixtures, employees and operations;


                           2.1.10.7. Employee Compensation Plans.  All bonus,
                  incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements of any of the Sellers (collectively, the "EMPLOYEE PLANS");

                           2.1.10.8.  Bank Accounts.  The name of each
                  bank in which any of the Sellers has an account, the names of all persons authorized to draw thereon, the account balances and the account numbers for each such account;


                           2.1.10.9. Employee Agreements. Any collective bargaining agreements of any of the Sellers with employees, including amendments, supplements, and written or oral understandings, and all employment, compensation or consulting agreements, whether written or oral, of any of the Sellers with any person;

                           2.1.10.10. Trade Names.  All trade names and
                  fictitious names used or held by any of the Sellers, whether and where such names are registered and where such names are used;

                           2.1.10.11. Promissory Notes and Indebtedness. All
                  long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements and any other agreements of any of the Sellers relating thereto or with respect to collateral securing the same;

                           2.1.10.12. Guaranties. All indebtedness, liabilities
                  and commitments of others and as to which any of the Sellers is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) and all letters
                  of credit, whether stand-by or documentary, issued by any third party; and

                           2.1.10.13. Financial Statements. Unaudited financial
                  statements for each of the Sellers as of October 31, 1995 and 1996.

                  Schedule 2.1.10.1 - 2.1.10.13 shall be true, complete and correct as of the date hereof, except for items 2.1.10.3, 2.1.10.4 and
         2.1.10.5 which are true, complete and correct as of March 31, 1997 and
         2.1.10.13 which are true and correct as of and for the periods indicated.

                  2.1.11. Absence of Certain Changes and Events. Other than as a result of the transactions contemplated by this Agreement or as set forth on Schedule 2.1.11, since the Balance Sheet Date, there has not been:

                           2.1.11.1. Financial Change. Any material adverse change in the Assets, the Business or the financial condition, operations, liabilities or prospects of the Sellers taken as a whole;

                           2.1.11.2. Property Damage. Any material damage, destruction, or loss to any of the Assets or the Business of any of the Sellers (whether or not covered by insurance);

                           2.1.11.3. Waiver. Any waiver or release of a material right of or claim held by any of the Sellers;

                           2.1.11.4. Change in Assets.  Any acquisition,
                  disposition, transfer, dividend, encumbrance, mortgage, pledge or other encumbrance of any asset of the Sellers other than in the ordinary course of business;

                           2.1.11.5. Labor Disputes. Any labor disputes between
                  any of the Sellers and their respective employees;

                           2.1.11.6. Capitalization Change. Any change in the
                  capital stock or in the number of shares or classes of any of the Sellers' or COG's capital stock as described in Section 2.1.3;

                           2.1.11.7. Employment Arrangements. Any change in the duration or level of compensation, bonus or severance payable under any employment or contractor arrangement with any of the Sellers (whether by amendment to any existing arrangement or by the entering into a new arrangement); or

                           2.1.11.8. Other Material Changes. Any other event or condition known to any of the Sellers, COG or Coleman which would or may, more likely than not, have a Material Adverse Effect on the Sellers.

                  2.1.12. Assets; Necessary Consents. The Assets constitute all of the assets necessary to conduct the Business as historically conducted by each of the Sellers (other than the Excluded Assets). As of the Closing Date, each of the Sellers will have obtained and delivered to Buyer all consents to assignment or waivers thereof required to be obtained from any governmental authority or from any other third party in order to validly transfer the Assets hereunder, including, without limitation, any consents required to assign the Contracts and the Sellers' Permits.

                  2.1.13. Environmental Matters. None of the current or past operations of the Businesses or any of the Assets is being or has been conducted or used in such a manner as to constitute a violation of any Environmental Law (defined below). None of the Sellers, COG or Coleman has received any notice (whether formal or informal, written or oral) from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to violations of any Environmental Law or regarding any claims for remedial obligations or contribution for removal costs or damages under any Environmental Law. There are no writs, injunction decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the knowledge of any of the Sellers, COG or Coleman, threatened, relating to the ownership, use, maintenance or operation of the Assets or the conduct of the Business, nor, to the knowledge of any of the Sellers, COG or Coleman, is there any basis for any of the foregoing. Buyer will not be required to obtain any permits, licenses or similar authorizations pursuant to any Environmental Law after the Closing Date to operate and use any of the Assets for their current or proposed purposes and uses, except for permits, licenses or similar authorizations that would not have a Material Adverse Effect on the Sellers. The Assets include all environmental and pollution control equipment necessary for material compliance with applicable Environmental Law. Except as disclosed on Schedule 2.1.13
         (i) no Hazardous Materials (defined below) have been or are currently being used by any of the Sellers in the operation of the Assets, (ii) no Hazardous Materials are or have ever been situated on or under any of the Sellers' properties, whether owned or leased, or incorporated into any of the Assets, (iii) there are no, and there have never been any, underground storage tanks (as defined under Environmental Law) located under any of the Sellers' properties, whether owned or leased, and (iv) there are no environmental conditions or circumstances, including the presence or release of any Hazardous Materials, on any property presently or previously owned or leased by any of the Sellers, or on any property on which Hazardous Materials generated by any of the Sellers' operations or the use of the Assets were disposed of. The term "ENVIRONMENTAL LAW" means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and other legally enforceable requirements (including, without limitation, common law) of the United States, or any state, regional, city, local, municipal or other governmental authority or quasi-governmental authority, regulating, relating to, or imposing environmental standards of conduct concerning protection of the environment or human health, or employee health and safety as from time to time has been or is now in effect. The term "HAZARDOUS MATERIALS" means (x) asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, radon gas, petroleum, oil, solid waste, pollutants and contaminants, and (y) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law.

                  2.1.14. Employee Benefit Plans; Labor Issues. Upon request , each of the Sellers will deliver to the Buyer copies of the Employee Plans and any other health, dental and life insurance plans, bonus, deferred compensation, pension, profit sharing and retirement plans and all other employee benefit plans, programs or arrangements providing benefits for employees of any of the Sellers (the "BENEFIT PLANS"). Each of the Benefit Plans has been administered and maintained in material compliance with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, if applicable, the Internal Revenue Code of 1986, as amended (the "CODE"), and all other applicable laws. There is no "ACCUMULATED FUNDING DEFICIENCY" (as such term is defined in Section 302 of ERISA or Section 412 of the
         Code) with respect to a Benefit Plan that is an "EMPLOYEE PENSION BENEFIT PLAN" (as defined in Section 3(2) of ERISA), and there has been no application for waiver of the minimum funding standards imposed by Code Section 412 with respect to any such plan. There are no pending or, to the knowledge of any of the Sellers, COG or Coleman, threatened claims by or on behalf of the Benefit Plans, the United States Department of Labor, the Internal Revenue Service, or by any current or former employee of any of the Sellers or beneficiary of such current or former employee alleging a breach of any fiduciary duties or a violation of applicable state or federal law which could result in a material liability on the part of any of the Sellers or a Benefit Plan under ERISA or any other law (other than benefit claims and funding obligations in the ordinary course of business). None of the Sellers has suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from any Multiemployer Pension Plan, as such term is defined in Section 3(37) of ERISA.

                  None of the Sellers have engaged in any unfair labor practices which could reasonably be expected to result in an adverse effect on the Business or the Assets. None of the Sellers have any dispute with any of their existing or former employees, and there are no labor disputes or, to the knowledge of any of the Sellers, COG or Coleman, any disputes threatened by current or former employees of any of the Sellers.

                  2.1.15. Investigations; Litigation. Except as required pursuant to the Hart-Scott- Rodino Antitrust Improvements Act of 1978 and the rules and regulations promulgated thereunder (collectively, "HSR"), no investigation or review by any governmental entity with respect to any of the Sellers or any of the transactions contemplated by this Agreement is pending or, to the knowledge of any of the Sellers, COG or Coleman, threatened, nor has any governmental entity indicated to any of the Sellers, COG or Coleman an intention to conduct the same. Except as disclosed on Schedule 2.1.15, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which any of the Sellers, COG or Coleman is a party or, to the knowledge of any of the Sellers, COG or Coleman, might become a party.

                  2.1.16. Absence of Certain Businesses Practices. None of the Sellers, COG or Coleman, nor any officer, employee or agent of any of the Sellers or COG, nor any other person acting on behalf of any of the Sellers, COG or Coleman, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the profitable conduct of the Businesses or the profitable use of the Assets (or to assist any of the Sellers in connection with any actual or proposed transaction) which if not given in the past, may more likely than not have had an adverse effect on the profitable conduct of the Business or the profitable use of the Assets, or if not continued in the future, may more likely than not adversely affect the profitable conduct of the Businesses or the profitable use of the Assets.

                  2.1.17. Solvency. None of the Sellers are presently insolvent, nor will any of the Sellers be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. The term "INSOLVENT", with respect to a particular Seller, means that the sum of the present fair and saleable value of such Seller's assets does not and will not exceed its debts and other probable liabilities, and the term "DEBTS" includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute fixed or contingent, disputed or undisputed or secured or unsecured.

                  2.1.18. Untrue Statements. This Agreement and all other agreements executed by any of the Sellers, COG or Coleman and delivered to Buyer does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  2.1.19. Transactions with Management. Except as set forth on
         Schedule 2.1.19, none of the Sellers is a party to any contract, lease or agreement with any of the officers or directors, any of the Sellers, COG or Coleman or any of their affiliates or family members, as applicable.

                  2.1.20. Compliance with Other Laws. None of the Sellers is in material for violation of or in material default with respect to, or in alleged violation of or alleged default with respect to the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq., as amended), or any applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality.

                  2.1.21. Taxes. The federal income tax returns of the Sellers for the years 1995 and 1996 have been provided to the Buyer prior to the date hereof. Proper and accurate federal, state and local income, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by each of the Sellers and COG for each period for which any returns, reports, or estimates were due. All taxes shown by such returns to be payable have been paid. All sales taxes have been properly collected and accounted for through the date hereof by each of the Sellers, and the Sellers have made all required deposits of such taxes with all taxing authorities. The tax provision reflected in each of the Sellers' financial statements as of March 31, 1997 is adequate to cover liabilities of each of the Sellers at the date thereof for all taxes of any character whatsoever applicable to each of the Sellers or its assets or business. No waiver of any statute of limitations executed by any of the Sellers or by COG with respect to federal or state income or other tax is in effect for any period. No deficiencies for any taxes have been proposed, asserted or assessed against any of the Sellers, COG, and no requests or waivers of the time to assess any such tax are pending. The federal income tax returns of the Sellers or COG have not been audited by the Internal Revenue Service since 1990. No audit of any federal or state or other tax return of any of the Sellers or COG is presently in process nor has an appointment for or notice of any such audit been requested or given by any taxing authority.

                  2.1.22. Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Sellers, COG and Coleman and their respective counsel directly with Buyer and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or any similar payment.

         2.2. Investment Representations. Each of the Sellers acknowledges, represents and agrees that:

                  2.2.1. Sellers' Investment Suitability and Related Matters.
         (i) Key has made available to the Sellers and COG the information and documents described in Section 2.4.3, (ii) the Sellers understand the risks associated with ownership of Key Common Stock, and (iii) the Sellers are capable of bearing the financial risks associated with such ownership.

                  2.2.2. Key Shares Not Registered. The Key Shares have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or registered or qualified under any applicable state securities laws.

                  2.2.3. Reliance on Representations. The Key Shares are being issued to the Sellers in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the Sellers' bona fide investment intent with respect to the Key Shares.

                  2.2.4. Investment Intent. The Sellers' acquisition of the Key Shares are solely for their respective own accounts for investment, and the Sellers are not acquiring the Key Shares for the account of any other person or with a view toward distribution thereof.

                  2.2.5. Permitted Resale. The Sellers shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Key Shares except in accordance with the registration requirements of the Securities Act and applicable state securities laws or upon delivery to Key of an opinion of legal counsel reasonably satisfactory to Key that an exemption from registration is available.

                  2.2.6. Investor Sophistication. Each of the Sellers has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Key Shares, and to make an informed investment decision with respect thereto.

                  2.2.7. Availability of Information. Each of the Sellers has had the opportunity to ask questions of, and receive answers from Key's officers and directors concerning the Seller's acquisition of the Key Shares and to obtain such other information concerning Key and the Key Shares, to the extent Key's officers and directors possessed the same or could acquire it without unreasonable effort or expense, as the Sellers deemed necessary in connection with making an informed investment decision.

                  2.2.8. Restrictive Legends. In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the Key Shares will bear a conspicuous restrictive legend substantially as follows:

                  THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

         2.3. Representations and Warranties of Buyer. Buyer represents and warrants to each of the Sellers, COG and Coleman as follows:

                  2.3.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, including the State of New Mexico.

                  2.3.2. Agreement Authorized and its Effect on Other Obligations. The execution and delivery of this Agreement has been authorized by all necessary corporate, shareholder and other action on the part of Buyer, and this Agreement is the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting rights of creditors generally and subject to normal equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the charter or bylaws (or other organizational documents) of Buyer, (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Buyer is a party or by which Buyer or its properties are bound; or (iii) any provision of any law, rule, regulation, order, permits, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator, or other governmental authority to which Buyer or any of its properties are subject, except, with respect to items (ii) and (iii), such violations, breaches, or defaults as would not have a Material Adverse Effect on Buyer, any Seller or the transactions contemplated by this Agreement.

                  2.3.3. Necessary Consents. No consent, approval or authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

                  2.3.4. Investigations. Except as required pursuant to HSR, no investigation or review by any governmental entity with respect to the Buyer or any of the transactions contemplated by this Agreement is pending, or to knowledge of Buyer, threatened, nor has any governmental entity indicated to Buyer an intention to conduct the same.

         2.4. Representations and Warranties of Key. Key represents and warrants to each of the Sellers, COG and Coleman as follows:

                  2.4.1. Organization and Standing. Key is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary.

                  2.4.2. Agreement Authorized and its Effect on Other Obligations. The execution and delivery of this Agreement has been authorized by all necessary corporate, shareholder and other action on the part of Key, and this Agreement is the valid and binding obligation of Key enforceable against Key in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting rights of creditors generally and subject to normal equitable principles. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the charter or bylaws (or other organizational documents) of Key, (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Key is a party or by which Key or its properties are bound; or (iii) any provision of any law, rule, regulation, order, permits, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator, or other governmental authority to which Key or any of its properties are subject.

                  2.4.3. Capitalization. The capitalization of Key consists of 25,000,000 shares of common stock, par value $.10 per share ("KEY COMMON STOCK"), of which as of the date hereof, 12,422,964 shares are issued and outstanding, 8,177,246 shares are reserved for issuance pursuant to stock options, warrants and other convertible securities. Pursuant to Key's Certificate of Incorporation, Key's board of directors has the authority, without further shareholder action, to redesignate all of the authorized and unissued shares of Key Common Stock into one or more series of preferred stock. As of the date hereof, no shares have been so designated or issued. Except as set forth in this Section 2.4.3., there are outstanding as of the date hereof (i) no securities of Key or any other person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Key, and (ii) no subscriptions, options, warrants, calls, rights obligating Key to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Key. All of the outstanding Key Common Stock is, and, when issued, the Key Shares will be, validly issued, fully paid and nonassessable and not subject to any preemptive right. As of the date hereof there is no, and at the Closing Date there will not be any, stockholder agreement, voting trust, or other agreement or understanding to which Key is a party or by which it is bound relating to the voting of any shares of capital stock of Key.

                  2.4.4. Reports and Financial Statements. Key has previously furnished to the Sellers true and complete copies of (i) Key's annual report filed with the Securities and Exchange Commission (the "COMMISSION") pursuant to the Securities and Exchange Act of 1934, as amended (the "EXCHANGE ACT"), for Key's fiscal year ended June 30, 1996; (ii) Key's quarterly and other reports filed with the Commission since June 30, 1996; (iii) all definitive proxy solicitation materials filed with the Commission since June 30, 1996; (iv) any registration statements (other than those relating to employee benefit plans) declared effective by the Commission since June 30, 1996; and (v) Key's Private Offering Memorandum dated June 28, 1996, relating to Key's 7% Convertible Subordinated Debentures (collectively, the "DISCLOSURE DOCUMENTS"). The Disclosure Documents contain all information required to be disclosed under the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations of the Commission. The consolidated financial statements of Key and its consolidated subsidiaries included in Key's most recent report on Form 10-K were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Key and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and the Disclosure Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were, made not misleading. Since June 30, 1997, Key has filed with the Commission all material reports, registration statements and other material filings required to be filed with the Commission under the rules and regulations of the Commission.

                  2.4.5. Absence of Certain Changes and Events. Since June 30, 1997, there has not been:

                           2.4.5.1. Financial Change. Any material adverse change in the Assets, the business or the financial condition, operations, liabilities or prospects of Key;

                           2.4.5.2. Property Damage. Any damage, destruction, or loss to any of the assets or the businesses of Key (whether or not covered by insurance);

                           2.4.5.3. Waiver. Any waiver or release of a material right of or claim held by Key;


                           2.4.5.4. Change in Assets.  Any acquisition,
                  disposition, transfer, encumbrance, mortgage, pledge or other encumbrance of any asset of Key other than in the ordinary course of business;

                           2.4.5.5. Labor Disputes. Any labor disputes between Key and its employees;

                           2.4.5.6. Capitalization Change. Any change in the capital stock or in the number of shares of any classes of Key's capital stock as described in Section 2.4.3; or

                           2.4.5.7. Other Material Changes. Any other event or condition known to Key which may, more likely than not, have a Material Adverse Effect on Key.

                  2.4.6. Compliance with Other Laws. Key is not in material violation of or in material default with respect to, or in alleged violation of or alleged default with respect to the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq., as amended), or any applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality.

                  2.4.7. Necessary Consents. No consent, approval or authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Key in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than what is required by the American Stock Exchange for the listing of the Key Shares issuable hereunder.

                  2.4.8. Investigations; Litigation. Except as required pursuant to HSR, no investigation or review by any governmental entity with respect to Key in connection with any of the transactions contemplated by this Agreement is pending or, to the best of Key's knowledge, threatened, nor has any governmental entity indicated to Key an intention to conduct the same. Except as set forth in the Disclosure Documents, there is no action, suit or proceeding pending or, to the best of Key's knowledge, threatened against or affecting Key by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which either individually or in the aggregate, does or may more likely than not, result in any Material Adverse Effect on Key.

                                    ARTICLE 3

                        OBLIGATIONS PENDING CLOSING DATE

         3.1. Agreements of the Sellers, COG and Coleman. Except as expressly contemplated elsewhere in this Agreement, the Sellers, COG and Coleman agree that from the date hereof until the Closing Date, each of the Sellers will:

                  3.1.1. Maintenance of Present Businesses. Except as contemplated by this Agreement, operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationship with customers, suppliers, jobbers, distributors and others having business dealings with it;

                  3.1.2. Maintenance of Properties. At their expense, maintain all of their property and Assets in customary repair, order, and condition, reasonable wear and tear excepted;

                  3.1.3. Maintenance of Books and Records. Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with its customary accounting principles applied on a consistent basis;

                  3.1.4. Compliance with Law. Comply with all laws applicable to, and having a material effect on, it and to the conduct of its business;

                  3.1.5. Prohibition of Certain Contracts. Except for orders made and contracts entered into in the ordinary course of business, not enter into any contracts which involve the payment of more than $25,000 each;

                  3.1.6. Prohibition of Loans. Not incur any obligations for borrowed money, except for loans in the usual and ordinary course of business;

                  3.1.7. Prohibition of Certain Commitments. Except for orders made and contracts entered into in the ordinary course of business, not enter into a commitment for expenditures or incur any liability exceeding $10,000 in the aggregate, unless approved in writing by Buyer;

                  3.1.8. Disposal of Assets. Not sell, dispose of, or encumber any property or assets, except in the usual and ordinary course of business;

                  3.1.9. Maintenance of Insurance. Maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is not less than that presently carried by it, which is adequate for the business operated by it, which insurance may be added to from time to time upon the written approval by Buyer;

                  3.1.10. No Amendment to Charter Documents and Related Matters. Not amend its charter documents, or merge or consolidate with or into any person, change in any manner the rights of its capital stock or the character of its business;

                  3.1.11. No Issuance, Sale, or Purchase of Securities. Not issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

                  3.1.12. Prohibition on Dividends. Except as otherwise provided herein, not declare any dividend on shares of its capital stock or make any other non-cash distribution of assets to the holders thereof;

                  3.1.13. Notice of Material Developments. Promptly notify the Buyer in writing of any Material Adverse Effect on such Seller; and

                  3.1.14. Acquisition Proposals. Not directly or indirectly (i) solicit, initiate or encourage any inquiry or Acquisition Proposal from any person or (ii) participate in any discussions or negotiations regarding, or furnish to any person other than Buyer or its representatives any information with respect to, or otherwise facilitate or encourage any Acquisition Proposal by any other person. As used herein "Acquisition Proposal" means any proposal for a merger, consolidation or other business combination involving any of the Sellers or for the acquisition or purchase of any equity interest in, or a material portion of the assets of, any of the Sellers, other than the transactions with Buyer contemplated by this Agreement. The Sellers, COG and Coleman shall promptly communicate to Buyer the terms of any such written Acquisition Proposals which they may receive or any written inquiries made to them or any of their respective directors, officers, representatives or agents.

         3.2. HSR Compliance. Each of Key and COG shall file, not later than 15 days after the date of this Agreement, such materials as a required under HSR and shall (a) cooperate with the other party to the extent necessary to assist the other party in the preparation of such filings, and (b) request early termination of the waiting period required by HSR.


                                    ARTICLE 4

                       CONDITIONS PRECEDENT TO OBLIGATIONS

         4.1. Conditions Precedent to Obligations of Sellers, COG and Coleman. The obligation of Sellers to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by the Sellers before the Closing Date:

                  4.1.1. Representations and Warranties of Buyer and Key True at Closing Date. The representations and warranties of Buyer and Key herein contained shall be, in all material respects, true as of and at the Closing Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; Buyer and Key shall have performed and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by Buyer and Key before the Closing Date; and Buyer and Key shall have delivered to the Sellers a certificate, dated the Closing Date and signed by their respective vice presidents and its secretaries, to such effect.

                  4.1.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to Buyer's or Key's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or provide other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  4.1.3. Opinion of Buyer's and Key's Counsel. The Sellers shall have received a favorable opinion, dated as of the Closing Date, from Porter & Hedges, L.L.P., counsel for Buyer and Key, in form and substance satisfactory to the Sellers, to the effect that (i) Buyer and Key have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective states of organization; (ii) all corporate proceedings required to be taken by or on the part of the Buyer and Key to authorize the execution of this Agreement and the implementation of the transactions contemplated hereby have been taken; (iii) the Key Shares that are to be delivered in accordance with this Agreement will, when issued, be validly issued, fully paid and nonassessable outstanding shares of Key Common Stock; and (iv) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of Buyer and Key and is enforceable against Buyer and Key in accordance with its terms, except as enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of Buyer and Key as to matters of fact and (ii) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to the Sellers, as to matters other than federal or Texas law.

                  4.1.4. HSR. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained. In addition, any approvals required under any state laws comparable to HSR shall have been obtained.

                  4.1.5. Listing of Key Shares. The American Stock Exchange shall have agreed that on the Closing Date it will list the Key Shares issuable pursuant to this Agreement.

                  4.1.6. Consent of Certain Parties in Privity With Buyer. The holders of any material indebtedness of Buyer, the lessors of any material property leased by Buyer, and the other parties to any other material agreements to which Buyer is a party shall, when and to the extent necessary in the reasonable opinion of the Sellers, have consented to the transactions contemplated hereby.

         4.2. Conditions Precedent to Obligations of Buyer and Key. The obligation of Buyer to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Buyer before the Closing Date.

                  4.2.1. Representations and Warranties of the Sellers, COG and Coleman True at Closing Date. The representations and warranties of the Sellers, COG and Coleman herein contained shall be, in all material respects, true as of and at the Closing Date with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement; the Sellers, COG and Coleman shall have performed and complied in all material respects, with all covenants required by this Agreement to be performed or complied with by them before the Closing Date; and the Sellers, COG and Coleman each shall have delivered to Buyer a certificate, dated the Closing Date and signed by each of them individually or by their respective presidents, chief financial or accounting officers, and secretaries, as applicable, to such effects.

                  4.2.2. No Material Litigation. No suit, action, or other proceeding shall be pending, or to the Seller's, COG's or Coleman's knowledge, threatened, before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

                  4.2.3. Opinion of Counsel. The Sellers shall have received a favorable opinion, dated the Closing Date, from Laflin, Lieuwen, Tucker, Pick & Heer, P.A., counsel to Sellers, COG and Coleman, in form and substance satisfactory to Buyer, to the effect that (i) each of the Sellers and COG has been duly incorporated and is validly existing as a corporation in good standing under the laws of its state of organization; (ii) this Agreement has been duly executed and delivered by, and is the legal, valid and binding obligation of each of the Sellers, COG and Coleman, and is enforceable against each of the them in accordance with its terms, except as the enforceability may be limited by (a) equitable principles of general applicability or (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors generally. In rendering such opinion, such counsel may rely upon (i) certificates of public officials and of officers of the Sellers, COG and Coleman as to matters of fact and (ii) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Buyer, as to matters other than federal or New Mexico law.

                  4.2.4. HSR. All waiting periods required by HSR shall have expired with respect to the transactions contemplated by this Agreement, or early termination with respect thereto shall have been obtained. In addition, any approvals required under any state laws comparable to HSR shall have been obtained.

                  4.2.5. Consent of Certain Parties in Privity with the Sellers, COG or Coleman. The holders of any material indebtedness of the Sellers, COG or Coleman, the lessors of any material property leased by the Sellers, COG or Coleman, and the other parties to any other material agreements to which the Sellers, COG or Coleman are a party shall, when and to the extent necessary in the reasonable opinion of Buyer, have consented to the transaction contemplated hereby.

                  4.2.6. Assignment of Contracts and Issuance of Permits. All of the material Contracts shall have been assigned to Buyer. Buyer shall have received from the appropriate regulatory agencies all permits necessary for the operation of the Businesses as such Businesses have been conducted by the Sellers and COG, including permits of like tenor of the Sellers' Permits, or the Sellers' Permits shall have been assigned to the Buyer with the consent of the appropriate regulatory agencies.

                  4.2.7. Environmental Assessments. The Sellers or COG shall have caused, at their sole expense, a Phase I Environmental Site Assessment of all real property being transferred or leased to the Buyer as contemplated by this Agreement and the Real
         Estate Contract. Such Environmental Site Assessment will be conducted in conformance with the scope and limitations of the ASTM Standard Practice E1527 by an environmental surveyor approved by the Buyer. At Buyer's reasonable request, the Sellers, COG or Coleman will cause, at their sole expense, a Phase II environmental site assessment to be conducted in conformance with the scope and limitations of the ASTM Standard Practice E1527 by an environmental surveyor approved by Buyer. The results of such Phase I and Phase II Environmental Site Assessments shall have revealed no environmental condition that would result in a Material Adverse Effect on the Sellers or materially reduce the value of the Real Estate.

                  4.2.8. Real Estate Transaction. Buyer and COG shall have concurrently either closed the Real Estate Contract or shall have entered into a lease with respect to the Real Estate as contemplated by
         Section 6.5 of this Agreement.

                  4.2.9. Employment and Non-Competition Agreement. Ronald Fellabaum shall have entered into an employment and non-competition agreement with Buyer.

                  4.2.10. Leases. COG, Coleman or their respective affiliates, as applicable, shall have entered into lease agreements with Buyer covering the real property and improvements currently used by any of the Sellers in connection with the Businesses, other than the Real Estate, on such terms and conditions as is mutually acceptable to such party and Buyer.

                                    ARTICLE 5

                           TERMINATION AND ABANDONMENT

         5.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the purchase and sale contemplated hereby abandoned at any time before the Closing Date:

                  5.1.1. By Mutual Consent. By mutual consent of Buyer and the Sellers.

                  5.1.2. By Buyer Because of Failure to Perform Agreements or Conditions Precedent. By Buyer, if the Sellers, COG or Coleman have failed to perform any material agreement set forth herein, or if any material condition set forth in Section 4.2 hereof has not been met, and such condition has not been waived.

                  5.1.3. By the Sellers Because of Failure to Perform Agreements or Conditions Precedent. By the Sellers, if Buyer or Key has failed to perform any material agreement set forth herein, or if any material condition set forth in Section 4.1 hereof has not been met, and such condition has not been waived.

                  5.1.4. By Buyer or by the Sellers Because of Legal Proceedings. By either Buyer or the Sellers if any suit, action, or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the transactions contemplated hereby.

                  5.1.5. By Buyer Because of a Material Adverse Effect. By Buyer if there has been a Material Adverse Effect on Sellers since the date hereof.

                  5.1.6. By Buyer or by the Sellers if No Closing by November 1, 1997. By either Buyer or the Sellers, if the Closing of the purchase and sale contemplated hereby shall not have been consummated on or before November 1, 1997 through no fault of any party hereto; provided, however, that this Agreement may not be terminated by any party hereto if the transactions contemplated hereby have not occurred due to the breach of any provision of this Agreement by the party desiring to terminate this Agreement.

         5.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of Section 5.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its stockholders or controlling persons or directors or officers), except as otherwise provided in this Agreement; provided, however, that a termination of this Agreement shall not relieve any party hereto from any liability for damages incurred as a result of a breach by such party of its representations, warranties, covenants, agreements, or other obligations hereunder, occurring before such termination.

         5.3. Waiver of Conditions. Subject to the requirements of any applicable law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof.

         5.4. Expense on Termination. If the transactions contemplated hereby are abandoned pursuant to and in accordance with the provisions of Section 5.1 hereof, all expenses will be paid by the party incurring them.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1. Noncompetition. Except as otherwise consented to or approved in writing by Buyer, each of the Sellers, COG and Coleman, and their respective affiliates, officers and directors agree that for a period of 60 months following the Closing Date, such party will not (and in the case of Coleman will cause any members of his family not to), directly or indirectly, acting alone or as a member of a partnership or a holder of, or investor in as much as 5% of any security of any class of any corporation or other business entity (i) engage in any business on or after the Closing Date in competition with the businesses conducted by any of the Sellers on or before the Closing Date, or in any service business the services of which were provided and marketed by any of the Sellers on or before the Closing Date in any state of the United States, or any foreign country in which any of the Sellers transacted business on or before the Closing Date; provided, however, that nothing in this Agreement will restrict any of the above persons from pursuing oil and gas exploration and production operations; (ii) request any present customers or suppliers of any of the Sellers to curtail or cancel their business with Buyer (or Buyer's affiliates); (iii) disclose to any person, firm or corporation any trade, technical or technological secrets of Buyer (or Buyer's affiliates) or of the Sellers or any details of their organization or business affairs or (iv) induce or actively attempt to influence any employee of Buyer (or Buyer's affiliates) to terminate his employment. The Sellers, COG and Coleman agree that if either the length of time or geographical as set forth in this Section 6.1 is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances, and such restrictions as modified shall be enforceable hereunder. The obligations expressed in this Section 6.1 are in addition to any other obligations that the Sellers, COG and Coleman may have under the laws of any state requiring a corporation selling its assets (or the shareholders of such corporation) to limit its activities so that the goodwill and business relations being transferred with such assets will not be materially impaired. The Sellers, COG and Coleman further agree and acknowledge that Buyer does not have any adequate remedy at law for the breach or threatened breach by the Sellers, COG or Coleman of the covenants contained in this Section 6.1, and agree that Buyer may, in addition to the other remedies which may be available to it hereunder, file a suit in equity to enjoin the Sellers, COG or Coleman from such breach or threatened breach. If any provisions of this Section 6.1 are held to be invalid or against public policy, the remaining provisions shall not be affected thereby. The Sellers, COG and Coleman acknowledge that the covenants set forth in this Section 6.1 are being executed and delivered by such party in consideration of the covenants of Buyer contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged.

         6.2. Employees. Schedule 6.2 hereto is a complete and accurate listing of all employees of the Sellers that devote their full time and effort in the operation of the Assets and the conduct of the Business (the "EMPLOYEES"). Each of the Sellers, COG and Coleman will use their best efforts to make all of their Employees available for hire by the Buyer or its affiliates, and the Buyer agrees to hire all of such Employees on the Closing Date, subject to such Employees meeting Buyer's standard employment eligibility requirements and mutual agreement between such Employees and Buyer as to their compensation levels. Buyer shall have no liability or obligation with respect to any employee benefits of any Employee except those benefits that accrue pursuant to such Employees' employment with Buyer on or after the Closing Date. The Sellers, COG and Coleman shall cooperate with Buyer in connection with any offer of employment from Buyer to the Employees and use their best efforts to cause the acceptance of any and all such offers. Except as provided in Section 4.2.9, all Employees hired by Buyer shall be at-will employees of Buyer. Notwithstanding any other provisions of this Agreement, this Section 6.2 shall not be deemed to create any right or claim for the benefit of, and shall not be enforceable by, any person which is not a party to this Agreement.

         6.3. Allocation of Purchase Price. The parties hereto agree to allocate the purchase price paid by Buyer for the Assets hereunder as set forth on
Schedule 6.3 hereto, and shall report this transaction for federal income tax purposes in accordance with the allocation so agreed upon. The parties hereto for themselves and for their respective successors and assigns covenant and agree that they will file coordinating Form 8594's in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, with their respective income tax returns for the taxable year that includes the date hereof.

         6.4. Name Change. The Sellers shall, within ten days from the Closing Date, cause to be filed (i) with the applicable agency of the Sellers' states of organization an amendment to their charters (or other applicable organization documents) of the Sellers changing the name of the Sellers from their current names to names that are not similar to such names, and (ii) with the appropriate authorities of the Sellers' states of organization and any other states such documents as are required to effect such name change, including without limitation, amendments or withdrawals of certificates of authority to do business and assumed name filings. The Sellers shall, within five days from the date of their receipt of confirmation of such filings from the applicable state authorities, cause to be delivered to Buyer copies of all such confirmations.

         6.5. Further Assurances Relating to the Real Estate. Buyer and COG agree that if the Title Commitment (as defined in the Real Estate Contract) contains any Material Encumbrance (as defined in the Real Estate Contract), then Buyer and COG shall in good faith either (i) negotiate an adjustment to the Purchase Price (as defined in the Real Estate Contract) to reflect the diminution in value of the Real Estate caused by such Material Encumbrance; provided however that the Buyer shall not be required to purchase the Real Estate under any circumstances that would prohibit the Buyer from operating the Real Estate, without interference of any third party, in the same manner as the Real Estate was operated by COG or (ii) enter into a lease with respect to the Real Estate pursuant to which Buyer shall obtain use of the Real Estate sufficient to operate such Real Estate, without interference of any third party, in the same manner as the Real Estate was operated by COG. The provisions of this Section 6.5 shall not relieve COG of its obligation under the Real Estate Contract to use its best efforts to cure or remove all Material Encumbrances (as defined in the Real Estate Contract).

         6.6. Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effect the transactions contemplated hereby.

                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1. Indemnification by the Sellers, COG and Coleman. In addition to any other remedies available to Buyer under this Agreement, or at law or in equity, each of the Sellers, COG and Coleman shall, jointly and severally, indemnify, defend and hold harmless Buyer and Key and their respective officers, directors, employees, agents and stockholders, against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorneys' fees and expenses (collectively, the "DAMAGES") that such indemnitee shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by the Sellers, COG or Coleman to perform their respective representations, warranties, covenants or agreements in this Agreement or in any schedule, certifi cate, exhibit or other instrument furnished or delivered to Buyer by the Sellers, COG or Coleman under this Agreement; and (ii) the Excluded Liabilities.

         7.2. Indemnification by Buyer and Key. In addition to any other remedies available to the Sellers, COG and Coleman under this Agreement, or at law or in equity, Buyer shall indemnify, defend and hold harmless the Sellers, COG and Coleman against and with respect to any and all Damages that such indemnitees shall incur or suffer, which arise, result from or relate to (i) any breach of, or failure by Buyer or Key to perform, any of their respective representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to Sellers, COG or Coleman by or on behalf of Buyer or Key under this Agreement; and (ii) the Assumed Liabilities.

         7.3. Indemnification Procedure. If any party hereto discovers or otherwise becomes aware of an indemnification claim arising under Section 7.1 or
7.2 of this Agreement, such indemnified party shall give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article 7, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld or delayed.

         7.4. Limitation on Indemnification. The obligation of Sellers, COG and Coleman to indemnify Buyer and Key for breach of a representation or warranty pursuant to Section 7.1, and the obligation of Buyer and Key to indemnify the Sellers, COG and Coleman for the breach of a representation or warranty pursuant to Section 7.2, shall be limited as to amount as follows:

                  (i) the indemnifying party shall not be required to indemnify the indemnified party for any Damages not related to environmental matters (the "NON-ENVIRONMENTAL DAMAGES") except to the extent the aggregate amount of all such Non-Environmental Damages exceeds $250,000; and

                  (ii) neither the Sellers, COG, Coleman shall be required to indemnify Buyer or Key for any Damages relating to the breach of a representation or warranty contained in Section 2.1.14 (Environmental Matters) (the "ENVIRONMENTAL DAMAGES") except to the extent the aggregate amount of all such Environmental Damages exceeds $250,000.

                  (iii) for purposes of the indemnification obligations set forth in this Section 7.4, all representations, warranties and covenants set forth in this Agreement shall be assumed to be free of qualifications with respect to materiality.


                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1. Materiality. "MATERIAL ADVERSE EFFECT" when used in this Agreement shall mean any adverse effect on the business, operations, assets or financial condition or results of operations of the party or parties at issue unless such effect either can reasonably be expected to result in less than a $250,000 effect on the financial condition or results of operations, or the effect is due to general changes in the economy or the general industry in which the party at issue operates.

         8.2. Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by the parties hereto shall survive indefinitely without limitation, notwithstanding any investigation made by or on behalf of any of the parties hereto; provided, however, that all representations and warranties of each party hereto shall terminate on the second anniversary of the Closing Date except (i) as to representations and warranties contained in Section 2.1.6 with respect to title to the Assets which shall continue and survive indefinitely, and (ii) as to the representations and warranties contained in Section 2.1.21 (Taxes), which shall continue and survive for the full period of the applicable statutes of limitation (giving effect to any waiver or extension thereof). All claims for indemnification by any party hereto with respect to a breach of a representation or warranty must be asserted in writing with specificity prior to the expiration of the applicable survival period. All statements contained in any certificate, schedule, exhibit or other instrument delivered pursuant to this Agreement shall be deemed to have been representations and warranties by the respective party or parties, as the case may be, and shall also survive subject to the limitations stated above despite any investigation made by any party hereto or on its behalf.

         8.3. Entirety. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

         8.4. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

         8.5. Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested:

                                   IF TO BUYER

Addressed to:                                              With a copy to:
Key Four Corners, Inc.                                     Porter & Hedges, L.L.P.
Two Tower Center, Tenth Floor                              700 Louisiana
East Brunswick, New Jersey 08816                           Houston, Texas 77210-4744
Attn: General Counsel                                      Attn: Samuel N. Allen
Facsimile:  (908) 247-5148                                 Facsimile:  (713) 228-1331

                    IF TO ANY OF THE SELLERS, COG OR COLEMAN

Addressed to:                                              With a copy to:
George E. Coleman, President                               John N. Lieuwen
Coleman Oil & Gas Co.                                      Laflin, Lieuwen, Tucker, Pick, & Heer, P.A.
1800 McDonald Road                                         P.O. Box 3260
Farmington, New Mexico 87190                               Albuquerque, New Mexico 87190
Facsimile: (505) 327-4962                                  Facsimile: (505) 883-5834

         Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal businesses hours on any business day.

         8.6. Captions. The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

         8.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

         8.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

         8.9. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the State of New Mexico.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their individual names or their respective corporate names by their respective duly authorized representatives, as applicable, all as of the day and year first above written.

                                     BUYER:

                                     KEY FOUR CORNERS, INC.


                                     By:  /s/ Kenneth V. Huseman
                                     Name: Kenneth V. Huseman
                                     Title: Vice President


                                      KEY:

                                      KEY ENERGY GROUP, INC.


                                      By: /s/ Kenneth V. Huseman
                                      Name: Kenneth V. Huseman
                                      Title: Vice President


                                      COG:

                                      COLEMAN OIL & GAS CO.


                                      By: /s/ George E. Coleman
                                      Name: George E. Coleman
                                      Title: President


                                      SELLERS:

                                      BIG A WELL SERVICE CO.


                                      By: /s/ George E. Coleman
                                      Name: George E. Coleman
                                      Title: Chairman of the Board

                                      SUNCO TRUCKING CO.


                                      By: /s/ George E. Coleman
                                      Name: George E. Coleman
                                      Title: Chairman of the Board


                                      JUSTIS SUPPLY CO., INC.


                                      By: /s/ G. Chris Coleman
                                      Name: G. Chris Coleman
                                      Title: President


                                      COLEMAN:

                                      /s/ George E. Coleman
                                      ------------------------
                                      George E. Coleman

                                      /s/ G. Christopher Coleman
                                      --------------------------
                                      G. Christopher Coleman
                                      For purposes of Section 6.1 only